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                                                                    Exhibit 99.1

NanoWorld Projects Corporation
NASD OTC BB:  NAPH
Website:  www.nanoworldprojects.com

                          NANOWORLD ACQUIRES EUROINKS
       Adds Revenues, Significant Client Base, Strong Business Synergies

New York, New York - November 22, 2000 - NanoWorld Projects Corporation announced today that the company has signed an agreement to acquire Euroinks s.r.l, an Italian company engaged in the production of high-quality thick film screen printing inks. Euroinks' most important markets are:

 . Electronics - for capacitors, piezoceramics, hybrid circuits, for example; . Photovoltaic - for solar cells;
 . Glass - for the automotive sector (silver pastes and ceramic enamels);
 . Liquid gold - for ceramic tiles and decorative applications.

"The Euroinks acquisition makes a very clear statement about NanoWorld's strategic direction," said Robert Papalia, Director and Chairman of NanoWorld. "Their reputation is of the highest caliber. Their profits are typically higher than 20 percent of sales, and their products are known and respected in some of our key markets. For example, through Euroinks, we are developing and selling products for the automotive and photovoltaic industries. Euroinks manufactures the silver conductive pastes used in rear-window defrosters and silicon solar cells. They will provide a strong technology base for the further development of our Dynamic Thin Laminar Flow process and general applications of related nanoparticles, as well as providing us with an entry into the broader automotive market."

About Euroinks
Founded in 1992, Euroinks supplies two major autoglass manufacturers, Pilkington Automotive and Saint-Gobain, with the conductive silver paste for a client list that now includes GM Europe, Ford Europe, DaimlerChrysler, Renault-Nissan, Toyota, Volkswagen, BMW, Fiat, and Peugeot. Its sales give it approximately 10 percent of the world market for this application of silver pastes. As well, the company currently has 10 percent of the world market for the photovoltaic metalisations for silicon solar cells, and supplies them to BP/Amoco, ENI (the national state petroleum company in Italy), TATA (of India), and Isofoton (of Spain), to name only a few. Euroinks' expertise in the creation of powder, paste, and liquid metals for industrial use aptly complements NanoWorld's focus on molecular applications.

About NanoWorld Projects:
NanoWorld Projects is pioneering the industrialisation of a revolutionary new field of molecular-level building materials. The company expects its nanotechnology
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applications to facilitate great technological strides in many disciplines, including health, chemistry, electricity, and optics. Nanotechnology has the potential to improve industrial processes, from the creation of computer chips with greater storage and processing capabilities to highly effective anti-corrosion coatings for metals.

NanoWorld's technology has piqued the interest of a wide range of business, political, and academic powerhouses. The technology was made a White House priority when President Bill Clinton allocated US$500mm from the 2000 federal budget towards nanotechnology research and development. With that context and to better exploit and expand its patent and technology portfolio, NanoWorld recently announced the signing of a long-term contract to conduct joint research in the field of nanotechnology with Centro Ricerche Fiat (CRF) - the highly respected R&D arm of The Fiat Group of Companies.

For further information, please contact;
W. Daniel Mothersill
Ciris International Inc.
416-368-8770
danm@cirisint.com
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Note:  Statements in this release which are not historical facts are forward-
looking statements. Actual future results may differ materially. The risks, uncertainties, and other factors that could influence actual results are described in the company's annual and periodic reports filed with the US Securities and Exchange Commission.